                                 REGISTRATION NO. 333-_______________

========================================================================



                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                       ---------------------

                              FORM S-3
                    REGISTRATION STATEMENT UNDER
                     THE SECURITIES ACT OF 1933

                       ---------------------

                     COCA-COLA ENTERPRISES INC.
       (Exact name of registrant as specified in its charter)

       DELAWARE                                    58-0503352
(State or other jurisdiction               (I.R.S. Employer Identification No.)
of incorporation or organization)

          2500 WINDY RIDGE PARKWAY, ATLANTA, GEORGIA 30339
                           (770) 989-3000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        --------------------
                           LOWRY F. KLINE
            EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                     COCA-COLA ENTERPRISES INC.
          2500 WINDY RIDGE PARKWAY, ATLANTA, GEORGIA 30339
                           (770) 989-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                        -------------------

          Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS
REGISTRATION STATEMENT AS DETERMINED BY MARKET CONDITIONS.

                        --------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

                        --------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                       ---------------------
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     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                       ---------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                       ---------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        --------------------

                  CALCULATION OF REGISTRATION FEE
==============================================================================


                                 Proposed        Proposed
Title of                         maximum         maximum         Amount of
securities to    Amount to be   offering price   aggregate     registration
be registered    registered      per share     offering price       fee
-------------    ------------   -------------  --------------- ------------
Coca-Cola
Enterprises     1,000,000 (1)  $33.15625(1)    $33,156,250      $9,218
Inc.              shares
common stock,
$1.00 par value


     (1) Determined in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices reported on the New York Stock Exchange on February 17, 1999.

                    ----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    ---------------------------
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===================================================================
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                       SUBJECT TO COMPLETION
                         February 19, 1999

PROSPECTUS
                          1,000,000 SHARES

                     COCA-COLA ENTERPRISES INC.

                            COMMON STOCK
                    (PAR VALUE $1.00 PER SHARE)

     Certain share owners of Coca-Cola Enterprises Inc. intend to sell from time to time up to 1,000,000 shares of Coca-Cola Enterprises Inc. common stock, $1.00 par value per share. Coca-Cola Enterprises Inc. will be called the company in this document. The selling share owners, or their respective pledgees, donees, tranferees or other successors in interest, have advised the company that they propose to offer the shares, from time to time, through brokers in brokerage transactions on the New York Stock Exchange, to underwriters, dealers or others in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling share owners may also offer to sell and sell the shares in options transactions. Brokers, dealers and underwriters that participate in the distribution of the shares may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions received by them from any Selling Share Owner and any profits on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The selling share owners may be deemed to be underwriters under the Securities Act.

     The company will not receive any part of the proceeds from the sale of the shares. The selling share owners will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and the fees of the selling share owners' counsel, but the company will bear all other expenses in connection with the offering made hereunder.

     The common stock is listed on the New York Stock Exchange under the symbol "CCE." On February 17, 1999, the last reported sale price of the common stock on the New York Stock Exchange Composite Tape was $32.625 per share.
                    ----------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                    ------------------------------
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        THE DATE OF THIS PROSPECTUS IS _____________, 1999.
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR
CAUTIONARY STATEMENT

     This prospectus and the documents incorporated by reference herein contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections. Statements that are not historical facts, including statements about the beliefs and expectations of the company, are forward-looking statements. These statements discuss potential risks and uncertainties and, therefore, actual results may differ materially. You are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date on which they were made. The company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.



                         TABLE OF CONTENTS

                                                                 Page
THE COMPANY                                                        5
SELLING SHARE OWNERS                                               7
ISSUANCE OF COMMON STOCK TO SELLING SHARE OWNERS                   8
PLAN OF DISTRIBUTION                                               8
USE OF PROCEEDS                                                    9
VALIDITY OF THE SHARES                                             9
EXPERTS                                                           10
WHERE TO FIND MORE INFORMATION                                    10

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                            THE COMPANY

     The company is the world's largest marketer, distributor and producer of bottled and canned beverages of The Coca-Cola Company.

     The company was incorporated in 1944 under the laws of Delaware as a wholly owned subsidiary of The Coca-Cola Company and became a public company in 1986. At January 29, 1999, The Coca-Cola Company owned approximately 40% of the company's common stock.

     The company's bottling territories in North America and in Europe contain approximately 353 million people. The company estimates that within its territories 3.8 billion equivalent cases (192 ounces of finished beverage product) were sold in 1998; about 90% of this volume consisted of beverages produced and sold under licenses from The Coca-Cola Company.

     The company's Coca-Cola bottling rights within the United States are perpetual; elsewhere, bottling rights have expiration dates.

     The company's principal executive offices are located at 2500 Windy Ridge Parkway, Atlanta, Georgia 30339. The telephone number is
(770) 989-3000.

Relationship With The Coca-Cola Company

     The Coca-Cola Company is the company's largest share owner.
Four directors of the company are executive officers or former executive officers of The Coca-Cola Company.

     The company and The Coca-Cola Company are parties to a number of significant transactions and agreements incident to their respective businesses and may enter into additional material transactions and agreements in the future.

     The company conducts its business primarily under contracts with The Coca-Cola Company. These contracts give the company the exclusive right to market, distribute and produce beverage products of The Coca-Cola Company in authorized bottles and cans in specified territories and provide The Coca-Cola Company with the ability, in its sole discretion, to establish prices, terms of payment, and other terms and conditions for the purchase of concentrates and syrups from The Coca-Cola Company. Other significant transactions and agreements relate to, among other things, arrangements for cooperative marketing, advertising expenditures and purchases of sweeteners.

     Since 1979, The Coca-Cola Company has assisted in the transfer of ownership or financial restructuring of a majority of its United States bottler operations and has assisted in similar transfers of bottlers operating outside the United States. Certain bottlers and interests therein have been acquired by The Coca-Cola Company, and certain of those have been sold to bottlers, including the company, which management of The Coca-Cola Company believes to be the best suited to manage and develop these acquired operations. The Coca-Cola Company has advised the company that it may continue this reorganization of its bottler system. In connection with such transactions, The Coca-Cola Company may own all or part of the equity interests of acquired bottlers for varying periods of time.
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     As a result of matters such as the foregoing, the relationship between the company and The Coca-Cola Company may give rise to potential conflicts of interest.

Acquisitions and Divestitures

     On June 5, 1998, the company acquired The Coca-Cola Bottling
Group (Southwest), Inc. and Texas Bottling Group, Inc.

     During December 1998 and January 1999, the company acquired seven independent United States bottlers. The company financed the acquisitions primarily with shares of the company's common stock, and, to a lesser extent, with debt and assumed debt.

     The total cost of all the company's acquisitions since reorganization in 1986 is approximately $13 billion, including assumed and issued debt, where applicable.

     The company intends to acquire only bottling businesses offering the company the ability to increase long-term share-owner value.

Year 2000

     The company's Year 2000 strategic plan identifies initiatives necessary to minimize failures of electronic systems to process date sensitive information in the Year 2000 and thereafter. The company's plan is subdivided into six functional areas of the company:
Sales/Marketing, Human Resources, Cold Drink, Finance, Operations and Corporate functions. These functional areas encompass both information technology (IT) systems such as the company's financial and inventory applications and non-IT systems such as production plant systems. Each functional area plan details specific tasks needed to identify and inventory Year 2000 issues, taking them through assessment, remediation, testing, certification and implementation. By the end of 1997, the company had substantially completed the identification and inventory stages for its North American systems. By the end of second quarter 1998, the company had also substantially completed these stages for its European systems.

     The assessment and remediation processes are underway and the company is using both internal and external resources to reprogram, or replace where necessary, and to test modifications. Projects are in various stages of completion. The company estimates that approximately 75% of the identified issues have been corrected at December 31, 1998.

     As a result of the numerous systems used by companies that the company has acquired in recent years and also due to technological enhancements, the company has had an ongoing information systems development plan with scheduled replacements of systems throughout the organization. Year 2000 compliance is a by-product of the company's development plan. The company has delayed certain IT projects in order to reassign company resources to the Year 2000 strategic plan. Delayed projects primarily involve IT system enhancements which are not critical to the company's business.

     The remediation process is targeted to be 90% completed by the first quarter of 1999. Testing and certification of these systems and applications are targeted for completion by mid-1999. The following table lists significant systems and the company's projected
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completion dates with respect to Year 2000 readiness:


                                            North America European
                                            ------------- ----------

Revenue, billing and accounts receivable    1st Q - 1999  2nd Q - 1999
Order entry and fulfillment                 3rd Q - 1999  2nd Q - 1999
Inventory and cost accounting               3rd Q - 1999  2nd Q - 1999
Accounts payable and purchasing             3rd Q - 1999  2nd Q - 1999
Payroll                                     1st Q - 1999  2nd Q - 1999
General ledger                              1st Q - 1999  2nd Q - 1999
Production processing                       1st Q - 1999  2nd Q - 1999
Electronic Commerce (EDI)                   3rd Q - 1999  3rd Q - 1999
Other Non-IT Systems                        2nd Q - 1999  2nd Q - 1999

     The company has incurred and expensed approximately $21 million to date in the implementation of its Year 2000 strategic plan for both IT and non-IT systems. The total cost through completion of the company's Year 2000 plan is estimated to be in the range of $32 to $40 million. Plan costs have been budgeted in either the company's regular operating budget or its capital expenditures budget. The company's projected costs are based on management's best estimates and actual results could differ as the plan is implemented.

     A critical step in the company's strategic plan is the coordination of Year 2000 readiness with third parties. The company is communicating with its significant suppliers and customers to determine the extent to which the company and it's interface systems are vulnerable if the customer, supplier or a third party fails to resolve their Year 2000 issues. The company has become aware of two raw material/packaging suppliers who appear to be having difficulty in achieving Year 2000 readiness. The company will continue to work with all its major trading partners to understand the associated risks and plan for contingencies.

     The company believes that necessary modifications and replacements of its critical IT and non-IT systems will be completed timely. If for any reason, the company's critical service providers, suppliers or customers are unable to resolve their Year 2000 issues in a timely manner, such matters could have a material impact on the company's results of operations. Specifically, the lack of Year 2000 readiness by raw material/ packaging suppliers could impact the availability and expected cost of raw materials and, therefore, production.

                        SELLING SHARE OWNERS

     The shares are being offered for the account of the selling share owners named below. The selling share owners acquired the shares in exchange for their shares of common stock of Magnolia Coca-Cola Bottling Company ("Magnolia"), Las Cruces Coca-Cola Bottling Co.
(NSL) ("Las Cruces"), The Coca-Cola Bottling Co. of Tucson
("Tucson"), Coca-Cola Bottling Company ("CCBC"), Woltex Contract
Company ("Woltex") and Four Star Sugar Company ("Four Star").  Each
of the selling share owners may offer shares in separate transactions or in a single transaction.
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         The following table sets forth the name of each Selling
Share Owner and the number of shares held by each Selling Share
Owner. No Selling Share Owner holds as much as one percent of the outstanding common stock of the company.


                                                 Shares
                                              Beneficially
          Name                                    Owned
          ----                                ------------

    J. W. Wolslager......................        978,000

    Stephen S. Wolslager.................           5,500

    William E. Neslage...................           5,500

    William E. Neslage, Jr...............           5,500

    Mary Jo Hall.........................           5,500



          ISSUANCE OF COMMON STOCK TO SELLING SHARE OWNERS

     On December 31, 1998, the company issued, among other or additional consideration, 1,000,000 shares to the selling share owners in connection with the acquisition by the company of Magnolia, Las Cruces, Tucson, CCBC, Woltex and Four Star. The acquisition was completed in three steps: (1) Woltex merged into Magnolia, (2) Magnolia, Las Cruces, Tucson, and CCBC each merged with one of four separate subsidiaries of the company in reverse triangular mergers whereby Magnolia, Las Cruces, Tucson and CCBC survived as wholly owned subsidiaries of the company, and (3) Four Star merged into Magnolia. The company relied on Rule 506 of Regulation D under the Securities Act of 1933, as amended, which provides an exemption from the registration requirements of the Securities Act of 1933 for sales to accredited investors (as defined by Rule 501(a) of Regulation D
under the Securities Act of 1933).   In connection with the
acquisition of Magnolia, Las Cruces, Tucson, CCBC, Woltex and Four Star, the company agreed to file a registration statement following the closing of the transactions to cover 1,000,000 shares.

                        PLAN OF DISTRIBUTION

     The shares may be sold from time to time directly by one or more of the selling share owners, or their respective pledgees, donees, transferees or other successors in interest, in separate transactions or in a single transaction. Such sales may be made on the New York Stock Exchange, or such other national securities exchange or automated interdealer quotation system on which shares of common stock are then listed, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. The selling share owners may also offer to sell and sell the shares in option transactions. Alternatively, from time to time one or more of the selling share owners may offer shares through brokers, dealers or agents who may receive compensation in the form of concessions or commissions from any such selling share owners, agents and/or the purchasers for whom they may act as agent. If necessary, a supplemental prospectus will describe the method of sale in greater 8PAGE
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detail. In addition, any of the shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling share owners and any such brokers, dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits on the sale of shares by them and any associated discounts, commissions or concessions that are received may be deemed to be underwriting compensation under the Securities Act. To the extent a Selling Share Owner may be deemed to be an underwriter, such Selling Share Owner may be subject to certain statutory liabilities under the Securities Act, including but not limited to Sections 11 and 12 of the Securities Act.

     Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. If applicable, such prices will be determined by agreement between the selling share owners and any such dealers. The selling share owners may, from time to time, authorize dealers, acting as the selling share owners' agents, to solicit offers to purchase shares upon the terms and conditions set forth in any supplemental prospectus. The company is not aware of any arrangements or contracts that the selling share owners have entered into to effect any such transactions in the shares, nor is the company aware of which brokerage firms the selling share owners may select to effect brokerage transactions.

     The selling share owners and any other person participating in a sale or distribution of shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling share owners and any other such person.

     The company will not receive any part of the proceeds from the sale of the shares. The selling share owners will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and the fees of the selling share owners' counsel, and the company will bear all other expenses in connection with the offering and sale of the shares, including filing fees, legal and accounting fees and expenses, printing costs, and other expenses arising out of the preparation and filing of the registration statement and this prospectus.

                          USE OF PROCEEDS

     The company will not receive any proceeds from the sales hereunder of the shares but will bear certain of the expenses thereof. See "PLAN OF DISTRIBUTION" on Page 10.

                       VALIDITY OF THE SHARES

     The validity of the shares is being passed upon for the company by Lowry F. Kline, Esquire, Executive Vice President and General Counsel for the company. Mr. Kline is also a share owner of the company and holds options to purchase additional shares of common stock of the company.
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                              EXPERTS

     The consolidated financial statements of the company incorporated by reference in the company's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY THE SELLING SHARE OWNERS OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SHARES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                   WHERE TO FIND MORE INFORMATION

     The company has filed with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act of 1933, as amended, with respect to the Securities offered hereby. This prospectus is part of that registration statement. As permitted by the Commission's rules, this prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement.

     The company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, the company files reports and other information with the Commission. The public may read and copy any reports, proxy and information statements and other information filed by the company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, like the company, that file electronically. The address of such site is (http://www.sec.gov). The company's common stock is listed on The New York Stock Exchange, and such reports, proxy and information statements and other information concerning the company may also be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
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     The following documents are incorporated by reference in this prospectus:

     A. the company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997,

     B. the company's Quarterly Reports on Form 10-Q for the quarters ended April 3, 1998, July 3, 1998, and October 2, 1998,

     C. the company's Current Reports on Form 8-K dated January 5, 1998, January 6, 1998, January 20, 1998, January 20, 1998, April 17,
1998, April 21, 1998, May 13, 1998, June 5, 1998, July 3, 1998,
September 8, 1998, September 18, 1998, October 2, 1998, October 28, 1998, and January 19, 1999.

     D. the description of the company's common stock set forth in the company's Registration Statement (File No. 01-09300) filed pursuant to Section 12 of the Exchange and any amendment or report filed for the purpose of updating any such description.

     All documents filed by the company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities are also incorporated by reference into this prospectus.

     The company will provide without charge to each person, including any beneficial owner, to whom this prospectus and the prospectus supplement is delivered, on written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to the office of the Treasurer, Coca-Cola Enterprises Inc., 2500 Windy Ridge Parkway, Suite 700, Atlanta, Georgia 30339; telephone number (770) 989-3051.

          PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The registrant will bear no expenses in connection with any sale or other distribution by the Selling Share Owner of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

    SEC registration fee...........................$  9,218
    Legal fees and expenses........................  10,000
    Accounting fees and expenses...................   2,000
    Miscellaneous expenses.........................   1,000

              Total                                $ 22,218

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ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Sixth of the registrant's Restated Certificate of Incorporation provides for the elimination of personal liability of directors of the registrant for monetary damages for breaches of certain of their fiduciary duties to the full extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "GCL"). Section 102(b)(7) of the GCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its shareholders for monetary damages for violations of a director's fiduciary duty of care. Such a provision has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating the law, paying an unlawful dividend or approving an illegal stock repurchase in violation of the statute, or obtaining an improper personal benefit.

     Article Eleventh of the registrant's Restated Certificate of Incorporation provides for indemnification of directors, officers and employees to the extent permitted by the GCL. Section 145 of the GCL authorizes indemnification of directors, officers, employees and agents from and against expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any civil, criminal, administrative or investigative claim or proceeding (including civil actions brought as derivative actions by or in the right of the corporation but only to the extent of expenses reasonably incurred in defending or settling such action) in which they may become involved by reason of being a director, officer, employee or agent of the corporation. The section permits indemnification if the individual acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation and, in addition, in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful. If, in an action brought by or in the right of the corporation, the individual is adjudged to be liable to the corporation, he may be indemnified for expenses only to the extent that the court finds to be proper. Present or former directors or officers who are successful in defense of any claim against them are entitled to indemnification as of right against expenses reasonably incurred in connection therewith. Otherwise, with respect to current directors or officers, indemnification shall be made (unless otherwise ordered by a court) only if a majority of the disinterested directors, a committee of disinterested directors, independent legal counsel or the stockholders determine that the applicable standard of conduct has been met. Section 145 authorizes such indemnity for persons who, at the request of the corporation, act as directors, officers, employees or agents of other corporations, partnerships or other enterprises.

     The registrant maintains directors and officers liability insurance which insures against liabilities that directors or officers of the registrant may incur in such capacities.
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ITEM 16. EXHIBITS.


                                      INCORPORATED BY REFERENCE OR
                                      FILED HEREWITH (THE COMPANY'S
                                      CURRENT, QUARTERLY, AND ANNUAL
                                      REPORTS ARE FILED WITH THE
 EXHIBIT                              SECURITIES AND EXCHANGE
 NUMBER       DESCRIPTION             COMMISSION UNDER FILE NO. 01-09300)
 ======       ===========             ===================================
  4.1-- Restated Certificate of       Exhibit 3 to the Company's
        Incorporation of Coca-Cola    Current Report on Form 8-K
        Enterprises (restated as of   (Date of Report: July 22, 1997).
        April 15, 1992) as amended
        by Certificate of Amendment
        dated April 21, 1997.

  4.2--  Bylaws of Coca-Cola          Filed herewith.
         Enterprises, as amended
         through February 16, 1999.

  4.3--  Form of Coca-Cola            Exhibit 4.3 to the Company's
         Enterprises' Common          Registration Statement on Form
         Stock certificate.           S-3, No. 333-61891.

  5  --  Opinion of Lowry F. Kline,   Filed herewith.
         Esq.

 23.1--  Consent of Ernst & Young     Filed herewith.

 23.2--  Consent of Lowry F. Kline,   Included in Exhibit 5.
         Esq.

 24.1--  Powers of Attorney.           Filed herewith.

 24.2--  Resolutions of Board of       Filed herewith.
         Directors.


---------------

ITEM 17.  UNDERTAKINGS.

          A.      Rule 415 Offering.

                  The undersigned registrant hereby
undertakes:

                  (1)      To file, during any period in
which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)   to include any prospectus
required by  section 10(a)(3) of the Securities Act of 1933;
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                           (ii)  to reflect in the prospectus any facts
or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                         (iii) to include any material information
with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3)      To remove from registration by
means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B.       Filings Incorporating Subsequent Exchange
Act Documents by Reference.

                   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C.       Request for Acceleration of Effectiveness.

                   Insofar as indemnification for liabilities
arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a
14PAGE
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claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such
indemnification by it is against public policy as expressed in the
Act and will be governed by the final adjudication of such issue.
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                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 16th day of February, 1999.

COCA-COLA ENTERPRISES INC.
   (registrant)

By:    S/  HENRY A. SCHIMBERG*
   ---------------------------------------------
     Henry A. Schimberg
     President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons in the capacities and on the dates indicated.



HENRY A. SCHIMBERG*       President and Chief    February 16, 1999
---------------------     Executive Officer and
(Henry A. Schimberg)      a Director (principal
                          executive officer)

JOHN R. ALM*              Executive Vice         February 16, 1999
---------------------     President and Chief
    (John R. Alm)         Financial Officer
                          (principal financial
                          officer)

MICHAEL P. COGHLAN*       Vice President and     February 16, 1999
---------------------     Controller (principal
(Michael P. Coghlan)      accounting officer)

S.K. JOHNSTON, JR.*       Director               February 16, 1999
---------------------
(S. K. Johnston, Jr.)

HOWARD G. BUFFETT*        Director               February 16, 1999
---------------------
(Howard G. Buffett)

JAMES E. CHESTNUT*        Director               February 16, 1999
---------------------
(James E. Chestnut)

JOHN L. CLENDENIN*        Director               February 16, 1999
---------------------
(John L. Clendenin)

JOHNNETTA B. COLE*        Director               February 16, 1999
---------------------
(Johnnetta B. Cole)
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

J. TREVOR EYTON*          Director               February 16, 1999
--------------------
(J. Trevor Eyton)

JOSEPH R. GLADDEN, JR.*   Director               February 16, 1999
----------------------
 (Joseph R. Gladden, Jr.)

CLAUS M. HALLE*           Director               February 16, 1999
------------------------
(Claus M. Halle)

L. PHILLIP HUMANN*        Director               February 16, 1999
------------------------
(L. Phillip Humann)

JOHN E. JACOB*            Director               February 16, 1999
------------------------
(John E. Jacob)

ROBERT A. KELLER*         Director               February 16, 1999
------------------------
(Robert A. Keller)

JEAN-CLAUDE KILLY*        Director               February 16, 1999
-------------------------
(Jean-Claude Killy)

S.L. PROBASCO, JR.*       Director               February 16, 1999
-------------------------
(S.L. Probasco, Jr.)




* By:   S/LOWRY F. KLINE
      --------------------------------------------
          Lowry F. Kline
          Attorney-in-Fact
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                         INDEX TO EXHIBITS



                                      INCORPORATED BY REFERENCE OR
                                      FILED HEREWITH (THE COMPANY'S
                                      CURRENT, QUARTERLY, AND ANNUAL
                                      REPORTS ARE FILED WITH THE
 EXHIBIT                              SECURITIES AND EXCHANGE
 NUMBER       DESCRIPTION             COMMISSION UNDER FILE NO. 01-09300)
 ======       ===========             ===================================
  4.1-- Restated Certificate of       Exhibit 3 to the Company's
        Incorporation of Coca-Cola    Current Report on Form 8-K
        Enterprises (restated as of   (Date of Report: July 22, 1997).
        April 15, 1992) as amended
        by Certificate of Amendment
        dated April 21, 1997.

  4.2--  Bylaws of Coca-Cola          Filed herewith.
         Enterprises, as amended
         through February 16, 1999.

  4.3--  Form of Coca-Cola            Exhibit 4.3 to the Company's
         Enterprises' Common          Registration Statement on Form
         Stock certificate.           S-3, No. 333-61891.

  5 --   Opinion of Lowry F. Kline,   Filed herewith.
         Esq.

 23.1--  Consent of Ernst & Young     Filed herewith.

 23.2--  Consent of Lowry F. Kline,   Included in Exhibit 5.
         Esq.

 24.1--  Powers of Attorney.          Filed herewith.

 24.2--  Resolutions of Board of      Filed herewith.
         Directors.

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